EXHIBIT 8.1

February 14, 2003

Great Lakes Bancorp, Inc.
2421 Main Street
Buffalo, New York 14214

Ladies and Gentlemen:

                We have acted as tax counsel to Great Lakes Bancorp, Inc. (the "Corporation") in connection with the transactions contemplated by the Registration Statement on Form S-4 filed by the Corporation under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 1,961,620 shares (the "Common Shares") of its common stock, par value $.001 per share and 115,750 shares (the "Class B Shares") of its class B common stock, par value $.001 per share. The Common Shares and Class B Shares will be issued pursuant to an Agreement and Plan of Reorganization (the "Plan of Reorganization") dated as of February 10, 2003 between the Corporation and Great Lakes Savings Bank.

                In so acting, we have examined the Proxy Statement/Prospectus forming a part of the Registration Statement (the "Proxy Statement/Prospectus"), the Plan of Reorganization and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

                Upon the basis of such examination, we advise you that, in our opinion, the statements of Federal income tax law under the heading "Tax Consequences of the Reorganization" in the Proxy Statement/Prospectus, subject to the limitations therein described, are correct in all material respects as of the date hereof.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Tax Consequences of the Reorganization" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

HODGSON RUSS LLP

By: /s/ Richard F. Campbell
Richard F. Campbell